Exhibit 11

                STATEMENT RE:  COMPUTATION OF PER SHARE EARNINGS

                       Nine Month Period Ended,           Quarter Ending
                           September 30,                   September 30,
                        1996           1995            1996            1995
-------------------------------------------------------------------------------
Earnings Per share:

Primary                 $1.41          $1.29          $ .47          $ .46

Fully diluted           $1.41          $1.29          $ .47          $ .46

Primary and fully diluted earnings per share are calculated using the following number of adjusted weighted average shares outstanding:

                      Nine Month Period Ended,            Quarter Ending
                           September 30,                   September 30,
                       1996            1995            1996            1995
-------------------------------------------------------------------------------
Primary              4,457,158       4,451,522       4,448,152       4,451,621

Fully diluted        4,457,067       4,451,538       4,452,708       4,451,733


The weighted average number of shares outstanding is adjusted to recognize the dilutive effect, if any, of outstanding employee stock options on both a primary and fully diluted basis.

The calculations of earnings per share above are based on the weighted average number of shares outstanding including all common stock and common stock equivalents in conformity with the instructions for Item 601 of Regulation S-K. The calculation of earnings per share for financial reporting purposes is based on the weighted average number of shares outstanding of 4,422,912 and 4,407,840 at September 30, 1996 and September 30, 1995, respectively, without giving effect to the common stock equivalents resulting from the assumed exercise of stock options, which do not dilute earnings per share by more than 3 percent, in conformity with generally accepted accounting principles.